UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2020 (September 18, 2020)

VERITIV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36479	46-3234977
(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 391-8200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	VRTV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2020, Veritiv Corporation (the “Company”) announced that Mary A. Laschinger will retire as Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company, effective September 30, 2020.

Salvatore A. Abbate, who currently serves as the Company’s Chief Operating Officer, will succeed Ms. Laschinger as the Company’s Chief Executive Officer, effective September 30, 2020. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on February 27, 2020 for Mr. Abbate’s biographical information. For his service as the Company’s Chief Executive Officer, Mr. Abbate will receive a base salary of $800,000 per year and will be eligible for an annual cash-based incentive bonus with a target based opportunity equal to 120% of his base salary and payable upon the attainment of one or more pre-established performance metrics established by the Board or the Compensation and Leadership Development Committee of the Board, and Mr. Abbate will receive annual equity grants under the Company’s long-term equity incentive program having a target grant date value equal to $2.25 million. Mr. Abbate’s base salary and cash-based incentive bonus target opportunity will be prorated for 2020 to reflect these changes. In addition, Mr. Abbate will receive a one-time sign-on grant of restricted stock units (“RSUs”) on the effective date of his CEO appointment having a grant date value equal to $500,000, that will vest in equal installments on the third and fourth anniversaries of the grant date, assuming continued employment, and settle in shares of the Company’s common stock on a one-for-one basis.

In connection with his CEO appointment, the Board also elected Mr. Abbate to serve as a member of the Board, effective September 30, 2020. Mr. Abbate will not receive any additional compensation for his service as a director. He will enter into an indemnification agreement with the Company substantially in the form entered into with the current directors of the Company. There are no arrangements or understandings between Mr. Abbate and any other persons pursuant to which he was selected as a director. Additionally, there are no transactions involving the Company and Mr. Abbate that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Laschinger’s retirement from the Board, Stephen E. Macadam was selected to succeed Ms. Laschinger as Chairman of the Board. Mr. Macadam has been a member of the Board since February 2020 and currently serves on the Board’s Audit and Finance Committee and Compensation and Leadership Development Committee. The Board has agreed to compensate Mr. Macadam for the additional responsibilities undertaken as the independent non-executive Chairman of the Board with an additional retainer of $130,000 per year (prorated for 2020). Charles G. Ward, III, who currently serves as the Board’s Presiding Director, will cease serving as Presiding Director once Mr. Macadam’s succeeds Ms. Laschinger as Chairman of the Board and will replace Mr. Macadam on the Board’s Audit and Finance Committee and Compensation and Leadership Development Committee.

Separation Agreement with Ms. Laschinger

On September 18, 2020, Ms. Laschinger and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement confirms that Ms. Laschinger is retiring from the Company and that the Company has successfully implemented a succession plan in which she will be succeeded by an officer approved by the Board to assume the duties and responsibilities of Chief Executive Officer. The Separation Agreement also confirms the benefits Ms. Laschinger is entitled to upon retirement with an identified successor under her existing employment agreement and the terms of the Company’s annual incentive plan. Under the terms of Ms. Laschinger’s employment agreement, upon retirement with an identified successor, the continued employment requirement under all of her outstanding equity grants awarded to her six months or more prior to her retirement shall be deemed satisfied, and the performance goals for any such equity grants whose performance periods are pending will be deemed to have been achieved at the greater of the actual level of performance or the target level of performance (determined following the end of the applicable three-year performance period). In addition, under the terms of the Company’s annual incentive plan, Ms. Laschinger will receive a pro-rated annual bonus through her retirement date, based upon the lesser of target and the level at which the applicable performance goals are achieved (determined and payable following the end of the year). The Separation Agreement and Ms. Laschinger’s employment agreement also includes customary releases, restrictive covenants, non-disparagement and confidentiality provisions.

The foregoing description is not a complete description of the Separation Agreement or Ms. Laschinger’s employment agreement and is qualified in its entirety by reference to the full text of the Separation Agreement (a copy of which is attached hereto as Exhibit 10.1) and her employment agreement (which is filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company on January 5, 2018), both of which are incorporated herein by reference. A description of Ms. Laschinger’s employment agreement is also included in the Company’s Definitive Proxy Statement for the 2020 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 12, 2020.

Amendments to Executive Severance Plan

On September 18, 2020, the Board, upon recommendation of the Compensation and Leadership Development Committee, approved changes to the Company’s Executive Severance Plan (the “Severance Plan”), effective September 30, 2020. Historically, the Company’s Chief Executive Officer has entered into a standalone employment agreement with the Company and has not been a party to the Company’s Severance Plan. Going forward, the Chief Executive Officer will no longer enter into a separate employment agreement and will instead be subject to the terms of the Severance Plan, as amended. Under the Severance Plan amendment, the Chief Executive Officer will be covered as a “CEO Participant” (as defined in the Severance Plan), which will entitle him to certain severance payments and welfare benefits for a 24-month period following his date of termination, subject to the applicable terms of the Severance Plan. The Chief Executive Officer will also be entitled to the benefits extended to “Tier A Participants” (as defined in the Severance Plan) under the Severance Plan.

The foregoing description of the Severance Plan is not a complete and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is attached hereto as Exhibit 10.3.

Item 7.01.	Regulation FD Disclosure.

On September 21, 2020, the Company announced certain preliminary financial results for the two months ended August 31, 2020. The Company disclosed that despite an approximate 20% decline in net sales in the first two months of the third quarter of 2020 versus the same period in 2019, quarter-to-date 2020 Adjusted EBITDA is higher than the prior year’s quarter-to-date period. Over the same quarter-to-date period, net cash provided by operating activities less capital expenditures has increased over the prior year’s comparable figure.

A copy of the Company’s press release regarding certain matters described in this Current Report on Form 8-K has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 will not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Preliminary Nature of Results

The financial results set forth above reflect the Company’s preliminary estimates of results for a portion of the three and nine months ended September 30, 2020 based on currently available information. The Company has not yet finalized its results for such periods, and the Company’s actual results remain subject to the completion of quarter-end closing procedures. While carrying out such procedures, the Company may identify items that require adjustments to its preliminary estimates. As a result, the Company’s actual results could be materially different from those set forth above. Detailed commentary on results for the three and nine months ended September 30, 2020 will be included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Non-GAAP Financial Measures

Adjusted EBITDA reflects the Company’s earnings before interest, income taxes, depreciation and amortization, restructuring charges, net, integration and acquisition expenses and other similar charges including any severance costs, costs associated with warehouse and office openings or closings, consolidation, and relocation and other business optimization expenses, stock-based compensation expense, changes in the LIFO reserve, non-restructuring asset impairment charges, non-restructuring severance charges, non-restructuring pension charges, net, fair value adjustments related to contingent liabilities assumed in mergers and acquisitions and certain other adjustments.

Adjusted EBITDA is a non-GAAP financial measure and is not an alternative to net income, operating income or any other measure prescribed by U.S. generally accepted accounting principles (“U.S. GAAP”). Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. Other companies in the industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure. The Company has not provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure, because certain items that impact net income cannot be reasonably predicted or estimated at this time, such as income tax expense (benefit). Accordingly, a reconciliation of Adjusted EBITDA to net income is not available without unreasonable effort.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description

10.1	Separation Agreement, dated as of September 18, 2020 by and between Veritiv Corporation and Mary A. Laschinger.

10.2	Employment Agreement, dated as of December 29, 2017, between Veritiv Corporation and Mary A. Laschinger (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 5, 2018).

10.3	Veritiv Corporation Executive Severance Plan, as amended, effective September 30, 2020.

99.1	Press Release of Veritiv Corporation issued September 21, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITIV CORPORATION

Dated:	September 21, 2020	/s/ Mark W. Hianik
Mark W. Hianik
Senior Vice President, General Counsel & Corporate Secretary